EXHIBIT 99.1

Electronic Arts Appoints Vivek Paul to Its Board of Directors

REDWOOD CITY, Calif., June 17, 2005 — Electronic Arts (NASDAQ: ERTS), the world’s leading developer and publisher of interactive entertainment, today announced the appointment of Vivek Paul to its Board of Directors.

Mr. Paul (46) is the Vice Chairman of the Board of Directors of Wipro, Ltd., a provider of integrated business, technology and process solutions, and Chief Executive Officer of Wipro Technologies, Wipro’s global information technology, product engineering, and business process services segments.

“The addition of Vivek Paul to EA’s Board provides us with unique insight and experience related to several of our strategic priorities,” said EA Chairman and CEO Larry Probst. “His deep understanding of technology, management and global markets will be extraordinarily valuable in helping us set and define objectives for EA’s future.”

“EA is recognized as a global creative powerhouse,” said Mr. Paul. “I’m looking forward to working with the Board and EA’s team to help them achieve their mission of becoming the greatest entertainment company ever.”

From January 1996 to July 1999, Mr. Paul was General Manager of Global CT Business at General Electric, Medical Systems Division. From March 1993 to December 1995, he served as President and Chief Executive Officer of Wipro GE Medical Systems Limited. Mr. Paul holds a Bachelor of Engineering from the Birla Institute of Technology and Science, and an M.B.A. from the University of Massachusetts, Amherst.

Mr. Paul lives in Silicon Valley, California with his wife and three children.

Mr. Paul will replace Bill Byron who will retire in July from EA’s Board after 16 years of service. With Mr. Paul’s appointment, the size of EA’s Board was temporarily increased to ten directors. Upon Mr. Byron’s retirement, the size of the Board will be reduced back to nine directors.

About Electronic Arts

Electronic Arts (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the company develops, publishes, and distributes interactive software worldwide for videogame systems, personal computers and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS(TM), EA(TM), EA SPORTS BIG(TM) and POGO(TM). In fiscal 2005, EA posted revenues of $3.1 billion and had 31 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

Contact:

Electronic Arts

Tammy Schachter, 650-628-7223

tschachter@ea.com